Titan Machinery Inc. Announces Results for Fiscal First Quarter Ended April 30, 2025
- Modifies Segment Revenue and Reiterates EPS Modeling Assumptions for Fiscal 2026 -
West Fargo, ND – May 22, 2025 – Titan Machinery Inc. (Nasdaq: TITN) ("Titan" or the "Company"), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal first quarter ended April 30, 2025.
"Our fiscal first quarter results demonstrated our ability to advance our short term goals in a challenging market environment, and while headwinds persist across the agricultural sector, our team remains focused on continuing to execute upon our initiative to optimize inventory and navigate through the trough of the cycle," commented Bryan Knutson, Titan Machinery's President and Chief Executive Officer. "The stronger than expected top-line performance during the fiscal first quarter primarily reflects the timing of delivery on pre-sold equipment, as opposed to an increase in demand, and does not change our overall expectations for the full fiscal year. We continue to anticipate a very subdued retail environment given the ongoing likelihood of weak farmer profitability, with government support programs remaining an important but still very much undefined variable. While challenges persist in the marketplace, our team's relentless focus on disciplined execution of our inventory reduction initiatives and our customer care strategy is allowing us to manage key variables of the business that will improve our position as we navigate this cycle."
Fiscal 2026 First Quarter Results
Consolidated Results
For the first quarter of fiscal 2026, revenue was $594.3 million compared to $628.7 million in the first quarter of last year. Equipment revenue was $436.8 million for the first quarter of fiscal 2026, compared to $468.1 million in the first quarter last year. Parts revenue was $105.6 million for the first quarter of fiscal 2026, compared to $108.2 million in the first quarter last year. Revenue generated from service was $44.0 million for the first quarter of fiscal 2026, compared to $45.1 million in the first quarter last year. Revenue from rental and other was $7.9 million for the first quarter of fiscal 2026, compared to $7.3 million in the first quarter last year.
Gross profit for the first quarter of fiscal 2026 was $90.9 million, compared to $121.8 million in the first quarter last year. The Company's gross profit margin was 15.3% in the first quarter of fiscal 2026, compared to 19.4% in the first quarter last year. The year-over-year decrease in gross profit margin was primarily due to lower equipment margins, driven by softer retail demand and the Company's initiatives to manage inventory to targeted levels.
Operating expenses were $96.4 million for the first quarter of fiscal 2026, compared to $99.2 million in the first quarter last year. The decrease was primarily driven by lower variable expenses associated with the year-over-year decline in revenue and profitability. Operating expense as a percentage of revenue was 16.2% for the first quarter of fiscal 2026, compared to 15.8% of revenue in the first quarter last year.
Floorplan interest expense and other interest expense was $11.1 million in the first quarter of fiscal 2026, compared to $9.5 million for the same period last year. The increase in interest expense is the result of higher long-term debt outstanding resulting from the Company's purchase of previously leased facilities, as well as an increase in facilities being financed with finance leases. Floorplan and other interest expense decreased 15.3% sequentially, reflecting the Company's continued efforts to optimize its inventory position.
In the first quarter of fiscal 2026, net loss was $13.2 million, with loss per diluted share of $0.58, compared to net income of $9.4 million, with earnings per diluted share of $0.41, for the first quarter last year.

EBITDA in the first quarter of fiscal 2026 was $2.6 million, compared to $30.9 million in the first quarter last year.
Segment Results
Agriculture Segment - Revenue for the first quarter of fiscal 2026 was $384.4 million, compared to $447.7 million in the first quarter last year, reflecting a same-store sales decrease of 14.1%. The revenue decrease resulted from a softening of demand for equipment, driven by the decline in net farm income and sustained high interest rates. Pre-tax loss for the first quarter of fiscal 2026 was $12.8 million, compared to $13.0 million of pre-tax income in the first quarter last year.
Construction Segment - Revenue for the first quarter of fiscal 2026 was $72.1 million, compared to $71.5 million in the first quarter last year, reflecting a same-store sales increase of 0.9%. Pre-tax loss for the first quarter of fiscal 2026 was $4.2 million, compared to $0.3 million of pre-tax income in the first quarter last year.

Europe Segment - Revenue for the first quarter of fiscal 2026 was $93.9 million, compared to $65.1 million in the first quarter last year, which includes a $2.1 million negative impact related to foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue increased $30.9 million, or 47.5%, largely driven by a stronger than expected response to European Union stimulus programs in Romania. Pre-tax income for the first quarter of fiscal 2026 was $4.7 million, compared to $1.4 million in the first quarter last year.
Australia Segment - Revenue for the first quarter of fiscal 2026 was $44.0 million, compared to $44.4 million in the first quarter last year, which includes a $2.0 million negative impact related to foreign currency fluctuations. Net of the effect of these foreign currency fluctuations, revenue increased $1.6 million or 3.6%. Pre-tax loss for the first quarter of fiscal 2026 was $0.6 million, compared to $0.5 million in the first quarter last year.
Balance Sheet and Cash Flow
Cash at the end of the first quarter of fiscal 2026 was $21.5 million. Inventories were flat at $1.1 billion as of April 30, 2025 compared to January 31, 2025. Outstanding floorplan payables were $769.6 million on $1.5 billion total available floorplan and working capital lines of credit as of April 30, 2025, compared to $755.7 million outstanding floorplan payables as of January 31, 2025.
For the three months ended April 30, 2025, the Company's net cash provided by operating activities was $6.2 million, compared to net cash used for operating activities of $32.4 million for the three months ended April 30, 2024. The change in cash from operating activities was primarily attributable to changes in inventory and a changing mix in floorplan financing, which was partially offset by a decrease in net income for the first three months of fiscal 2026 compared to the prior year period.

Additional Management Commentary
Mr. Knutson continued, "We are reiterating our full year diluted adjusted earnings per share guidance, as our consolidated performance is tracking within our expected range. Internationally, we are updating our segment revenue assumptions for both Europe and Australia given local dynamics, but we believe that absent unique variables, the broader agriculture sector remains challenged in the near-term given broad-based weakness in commodity prices, which is consistent with our base expectations. Looking ahead, the progression of our inventory reduction efforts remains core to our operating strategy to stabilize equipment margins and restore the business's earnings power."
Fiscal 2026 Modeling Assumptions
The following are the Company's current expectations for fiscal 2026 modeling assumptions:

	Previous Assumptions	Current Assumptions
Segment Revenue
Agriculture (1)	Down 20% - Down 25%	Down 20% - Down 25%
Construction	Down 5% - Down 10%	Down 5% - Down 10%
Europe	Flat - Up 5%	Up 23% - Up 28%
Australia	Down 15% - Down 20%	Down 20% - Down 25%

Adjusted Diluted Loss Per Share (1)	($1.25) - ($2.00)	($1.25) - ($2.00)
(1) Includes the full year impact of the Farmers Implement and Irrigation acquisition, which closed in May 2025.
Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, June 5, 2025, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13753835.
A copy of the presentation that will accompany the prepared remarks on the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measure
This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure in the schedule included in this press release. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of any adjusted financial measures used in this release to their most directly comparable GAAP financial measures. The reconciliation is attached to this release. The table included in the Non-GAAP Reconciliations section reconcile EBITDA and adjusted EBITDA, for the periods presented, to their respective most directly comparable GAAP financial measure.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America, Europe and Australia, servicing farmers, ranchers and commercial applicators. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming. The international network includes European stores located in Bulgaria, Germany, Romania, and Ukraine and Australian stores located in New South Wales, South Australia, and Victoria in Southeastern Australia. Our stores represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2026, statements regarding the Company's ability to reduce inventory levels and enhance profitability, and may include statements regarding Agriculture, Construction, Europe and Australia segment initiatives and improvements, segment revenue realization, growth and profitability expectations, inventory availability and customer demand expectations, and agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan’s actual results in future periods to differ materially from the forecasted assumptions and expected results. These risks and uncertainties include, among other things, our ability to successfully integrate, and realize growth opportunities and synergies in connection with the O'Connors acquisition and the risk that we have assumed unforeseen or other liabilities in connection with the O'Connors acquisition. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian operations, our substantial dependence on CNH Industrial including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company’s operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving sufficient inventory financing, and increased competition in the geographic areas served. These and other risks are described in Titan’s filings with the Securities and Exchange Commission. Titan conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan’s business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan disclaims any obligation to update such risks and uncertainties or to publicly announce revisions to any of the forward-looking statements contained in this release to reflect future events or developments.
Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	April 30, 2025	January 31, 2025
Assets
Current Assets
Cash	$21,514	$35,898
Receivables, net of allowance for expected credit losses	124,007	119,814
Inventories, net	1,099,394	1,108,672
Prepaid expenses and other	27,903	28,244
Total current assets	1,272,818	1,292,628
Noncurrent Assets
Property and equipment, net of accumulated depreciation	376,917	379,690
Operating lease assets	29,222	27,935
Deferred income taxes	7,664	2,552
Goodwill	61,608	61,246
Intangible assets, net of accumulated amortization	48,300	48,306
Other	1,158	1,581
Total noncurrent assets	524,869	521,310
Total Assets	$1,797,687	$1,813,938

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$49,268	$37,166
Floorplan payable	769,613	755,698
Current maturities of long-term debt	11,354	10,920
Current operating lease liabilities	5,879	5,747
Deferred revenue	57,829	91,933
Accrued expenses and other	61,975	59,492
Total current liabilities	955,918	960,956
Long-Term Liabilities
Long-term debt, less current maturities	153,900	157,767
Operating lease liabilities	26,586	25,588
Finance lease liabilities	44,279	44,894
Deferred income taxes	8,959	8,818
Other long-term liabilities	2,601	1,838
Total long-term liabilities	236,325	238,905
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	263,007	262,097
Retained earnings	347,110	360,314
Accumulated other comprehensive income	(4,673)	(8,334)
Total stockholders' equity	605,444	614,077
Total Liabilities and Stockholders' Equity	$1,797,687	$1,813,938

TITAN MACHINERY INC.
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2025	2024
Revenue
Equipment	$436,840	$468,089
Parts	105,629	108,226
Service	44,017	45,079
Rental and other	7,850	7,309
Total Revenue	594,336	628,703
Cost of Revenue
Equipment	407,349	412,239
Parts	73,080	73,151
Service	16,609	16,776
Rental and other	6,363	4,782
Total Cost of Revenue	503,401	506,948
Gross Profit	90,935	121,755
Operating Expenses	96,404	99,158
Impairment of Intangible and Long-Lived Assets	266	—
(Loss) Income from Operations	(5,735)	22,597
Other Income (Expense)
Interest and other (expense) income	(488)	(288)
Floorplan interest expense	(6,526)	(7,064)
Other interest expense	(4,533)	(2,459)
(Loss) Income Before Income Taxes	(17,282)	12,786
(Benefit) Provision for Income Taxes	(4,078)	3,345
Net (Loss) Income	$(13,204)	$9,441

Diluted (Loss) Earnings per Share	$(0.58)	$0.41
Diluted Weighted Average Common Shares	22,669	22,546

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2025	2024
Operating Activities
Net (loss) income	$(13,204)	$9,441
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation and amortization	8,915	8,715
Impairment	266	—
Other, net	(3,240)	4,313
Changes in assets and liabilities, net of effects of acquisitions
Inventories	16,428	(137,760)
Manufacturer floorplan payable	18,721	92,084
Receivables	(3,828)	20,115
Other working capital	(17,863)	(29,262)
Net Cash Provided by (Used for) Operating Activities	6,195	(32,354)
Investing Activities
Property and equipment purchases	(7,988)	(13,725)
Proceeds from sale of property and equipment	2,432	950
Acquisition consideration, net of cash acquired	—	(260)
Other, net	322	131
Net Cash Used for Investing Activities	(5,234)	(12,904)
Financing Activities
Net change in non-manufacturer floorplan payable	(9,146)	46,442
Net proceeds/(payments) from long-term debt and finance leases	(5,935)	(2,567)
Other, net	(700)	(794)
Net Cash (Used for) Provided by Financing Activities	(15,781)	43,081
Effect of Exchange Rate Changes on Cash	436	(205)
Net Change in Cash	(14,384)	(2,382)
Cash at Beginning of Period	35,898	38,066
Cash at End of Period	$21,514	$35,684

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended April 30,
	2025	2024	% Change
Revenue
Agriculture	$384,386	$447,687	(14.1)%
Construction	72,129	71,492	0.9%
Europe	93,858	65,105	44.2%
Australia	43,963	44,419	(1.0)%
Total	$594,336	$628,703	(5.5)%

(Loss) Income Before Income Taxes
Agriculture	$(12,777)	$13,045	n/m
Construction	(4,180)	268	n/m
Europe	4,710	1,350	248.9%
Australia	(561)	(486)	(15.4)%
Segment (Loss) Income Before Income Taxes	(12,808)	14,177	n/m
Shared Resources	(4,474)	(1,391)	(221.6)%
Total	$(17,282)	$12,786	n/m
*n/m = not meaningful

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,
	2025	2024
EBITDA
Net (Loss) Income	$(13,204)	$9,441
Adjustments
Interest expense, net of interest income	10,918	9,415
(Benefit) Provision for Income Taxes	(4,078)	3,345
Depreciation and amortization	8,915	8,715
EBITDA	$2,551	$30,916
Adjustments
Floorplan interest expense	(6,526)	(7,064)
Total Adjustments	(6,526)	(7,064)
Adjusted EBITDA	$(3,975)	$23,852